UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: February 7, 2007

Intrepid Global Imaging 3D, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407 (Commission File Number)	98-0187705 (IRS Employer Identification Number)

Jim Fischbach, Chief Executive Officer

555 S. Old Woodward, Suite 1109Birmingham, MI 48009
(Address of principal executive offices)

(248) 417-3202
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)

Effective February 7, 2007, the board of directors of the Company accepted the resignation of Rene Hamouth as a director and as the Company’s chief executive officer and chief financial officer.

Pursuant to the definitive agreement Article II, Section 2.1 (b), Mr. Rene Hamouth shall be issued two million (2,000,000) newly and validly issued, fully paid and nonassessable shares of the Surviving Corporation Common Stock.

(c)

Effective February 7, 2007, the board of directors appointed Jim Fischbach as a Director and the Company’s chief executive officer. The appointment of Mr. Fischbach as the Company’s chief executive officer was not based on any prior understanding or arrangement.

The Company has authorized the issuance of twenty million (20,000,000) common shares of the Company to Mr. Fischbach in exchange for vending in 100% of assets, intellectual properties, patents of Intrepid World Communications. The Company has not entered into any employment agreement in connection with his appointments.

James C. Fischbach, Founder, Chairman and CEO - has been the chief engineer and driving force in the development of Intrepid’s full-motion holographic technology for over 12 years. He designed and co-developed the nation’s first fiber optic, multi-processor, high-speed network device that enables multi-streams of graphics information to communicate.

(d)

Effective February 7, 2007, the Company appointed John Byrne as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Byrne to the Company’s board of directors was not based on any prior understanding or arrangement.

Mr. Byrne is a well-recognized marketing and advertising man with over forty years of professional experience. He has headed or been partner in over a dozen established firms and has received over 250 awards for advertising/marketing excellence. His achievements range from the introduction the machine-to-machine communications capabilities of AT&T in the 1960s to the creation of the first eyewear superstore (ex. Lens Crafters) and to the conversion of Barney’s New York from a mass retailer to one of the strongest names in the retailing of fashion. Mr. Byrne’s international experience includes founding and successfully developing over a period of eight years one of the first western retailing and wholesaling businesses in the Former Soviet Union. Now, as an independent real estate broker, is currently senior vice president of Century 21 New York Metro. Mr. Byrne has been advisor to Intrepid World Communications for the past two decades.

(d)

Effective February 7, 2007, the Company appointed Gabe Werba as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Werba to the Company’s board of directors was not based on any prior understanding or arrangement.

Gabriel Werba, Director for Public and Financial Relations. Mr. Werba studied at Lycee in Paris, Versailles and Montpelier and graduated from Harlingen High at the age of 15. He received his Bachelor of Journalism from the University of Texas at 18. He attended New York University Graduate School of Business Administration and its School of Law, and in the seventies was National Chair of Mensa. Gabe has enjoyed a distinguished career in financial and corporate public relations. He was a partner in Shiefman, Werba & Associates (1970-1973), and then joined Anthony M. Franco, Michigan’s largest public relations firm (1973-1988), where he became president. He formed Gabriel Werba and Associates (1988-1994) and in 1994 was a founder of his current enterprise Durocher*Dixon*Werba, L.L.C., a company whose principals have received more awards for public and financial relations that all other Michigan agencies combined. His present and former clients include Continental Airlines, Atwater Entertainment (Circus Circus partner in building a $700 million gaming complex in Detroit), Rite Aid, K-Mart, Burroughs (Unisys), Ford Financial Services, Nissan, Kelsey Hayes and Michigan National Bank.

(d)

Effective February 7, 2007, the Company appointed Donald Miller as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Miller to the Company’s board of directors was not based on any prior understanding or arrangement.

Donald P. Miller: Colgate ( BA ) 1953; University of Bridgeport ( MBA ) 1962; Served as Vice President Administration (M&A) for Echlin. Inc ( a multi- billion dollar company with headquarters in Branford,CT); as President and CEO of Posi-Seal International, Inc., a major manufacturer of industrial valves; and as a member of the Board and senior executive consultant to major manufacturing companies. banking institutions, software generators and other high-tech and basic industries, as well as service operations. Mr Miller has also played a major part as a senior executive in companies engaged in the commercialization, manufacturing, distribution and sale of products resulting from such intellectual properties.

(d)

Effective February 7, 2007, the Company appointed John Clark as a new member of the board of directors to serve until the Company’s next annual meeting of stockholders. The appointment of Mr. Clark to the Company’s board of directors was not based on any prior understanding or arrangement.

John Phelps Clark: Member of the Connecticut Bar; Yale University ( BA ) 1954; Yale Law School (LLB )1959: Senior partner in a major Connecticut Law firm for more than 27 years; from 1985 to 1992 Vice President and General Counsel of Saab-Scania of America, Inc.,importer and distributor of Saab cars; from 1992 to 1996, Chairman and Chief Executive Officer of Scania U.S.A. Inc., importer and distributor of Scania Class 8 Heavy Duty trucks and manufacturer of Transit Busses in its factory in Orange,CT; Member of the Board and Executive committee of Saab Aircraft,Inc., manufacturer and distributor of the Saab 340 and Saab 2000 aircraft; responsible for the formation and conduct of the business of financing arms for both the car and the aircraft business; currently conducts a private practice of law in Branford, CT, specializing in corporate organizations; start-ups; financings; intellectual property commercialization , licensing and foreign trade.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intrepid Global Imaging 3D, Inc.

By: /s/ Jim Fischbach	March 9, 2007

Name: Jim Fischbach

Title: Chief Executive Officer